Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Derek Irwin
	Director, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3460
	randy_zane@ziffdavis.com	derek_irwin@ziffdavis.com

Ziff Davis Reports Fourth Quarter 2004 Results
Company Posts Revenue of $65.0 Million and EBITDA of $15.9 Million

NEW YORK, March 4, 2005 — Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its fourth quarter ended December 31, 2004. The Company’s consolidated revenues totaled $65.0 million, representing a 9% increase compared to revenues of $59.7 million for the fourth quarter ended December 31, 2003. Consolidated revenues for the year ended December 31, 2004 totaled $204.5 million, representing a 5% increase as compared to revenues of $194.1 million for the year ended December 31, 2003.

The Company reported consolidated earnings before interest expense, provision for income taxes, depreciation, amortization and non-recurring and certain non-cash charges including non-cash compensation (“EBITDA”)(1) of $15.9 million for the quarter ended December 31, 2004, compared to EBITDA of $17.3 million for the prior year period. Consolidated EBITDA for the year ended December 31, 2004 was $34.9 million, compared to consolidated EBITDA of $34.5 million for the year ended December 31, 2003.

The fourth quarter and full year 2004 EBITDA results include losses for three growth initiatives (Sync™ magazine, 1UP.com® and DigitalLife®) of $1.7 million and $9.9 million, respectively, compared to losses for these businesses of $1.2 million and $1.7 million for the fourth quarter and full year 2003, respectively.

Condensed Consolidated Statements of Operations for the three months and years ended December 31, 2004 and 2003; Condensed Consolidated Balance Sheets at December 31,

Ziff Davis Holdings Earnings Release

2004 and 2003 and Condensed Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, are set forth at the end of this release.

“The Company’s revenue performance this quarter was generally positive, despite continued softness in the videogame and consumer technology sectors of our business,” said Robert F. Callahan, Chairman and CEO, Ziff Davis Holdings Inc. “We posted solid top-line revenue growth in our Enterprise and Consumer Tech segments led by impressive results from our online, conference and event products. In sum, we’ve made steady progress throughout 2004 implementing our strategic plans and diversifying our business so that we can better serve our growing client base. Our primary objective continues to be investing for the future in order to drive increased value for our customers, shareholders and employees.”

Financial Summary for the Quarter Ended December 31, 2004

($ millions)	Consumer Tech Group		Enterprise Group		Game Group		Total Company
	2004	2003	2004	2003	2004	2003	2004	2003
Revenue	$26.8	$23.7	$21.1	$16.9	$17.1	$19.1	$65.0	$59.7
EBITDA (1)	7.4	9.0	5.3	2.8	3.2	5.5	15.9	17.3

Consumer Tech Group

The Consumer Tech Group is principally comprised of three of the Company’s magazine publications, PC Magazine, Sync and ExtremeTech; a number of consumer-focused websites, including pcmag.com and extremetech.com; and the Company’s new consumer electronics event, DigitalLife.

Revenue for the Consumer Tech Group for the fourth quarter ended December 31, 2004 was $26.8 million, reflecting an increase of $3.1 million or 13% compared to the $23.7 million reported in the same period last year. The increase was primarily related to higher advertising and e-commerce revenue for the Company’s Internet operations, and incremental revenue for Sync and ExtremeTech magazines and DigitalLife, all three of which debuted in 2004. These gains were partially offset by lower advertising revenues for PC Magazine despite a change in the publishing calendar in which one additional issue was

Ziff Davis Holdings Earnings Release

published during the quarter ended December 31, 2004 compared to the same prior year period. The total number of issues for the year remained the same.

Cost of production for the Consumer Tech Group for the fourth quarter ended December 31, 2004 was $7.5 million, reflecting an increase of $1.7 million or 29% compared to $5.8 million in the prior year period. The increase primarily related to incremental costs associated with Sync, ExtremeTech and DigitalLife and increased manufacturing, paper and distribution costs as a result of publishing the one additional issue of PC Magazine for the quarter ended December 31, 2004. This increase was partially offset by savings achieved through the implementation of a number of new production and distribution initiatives and the impact of more favorable supplier contracts.

Selling, general and administrative expenses for the Consumer Tech Group were $11.9 million for the fourth quarter ended December 31, 2004, reflecting an increase of $3.0 million or 34% from $8.9 million in the same prior year period. The increase was primarily due to incremental costs associated with Sync, ExtremeTech and DigitalLife, and increased Internet promotion, content and sales costs due to higher sales volume.

Enterprise Group

The Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazine publications in this segment are eWEEK®, CIO Insight® and Baseline®. The Internet properties in this segment are primarily those affiliated with the Company’s magazine brands, including eweek.com, cioinsight.com and baselinemag.com, but also include over 20 weekly eNewsletters and the eSeminars™ area, which produces sponsored interactive webcasts. This segment also includes the Company’s market-leading Custom Conference Group (CCG), which creates and manages face-to-face events for marketing clients; Baseline Business Information Services (BBIS), a research and marketing tools unit launched in 2003; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.

Ziff Davis Holdings Earnings Release

Revenue for the Enterprise Group for the fourth quarter ended December 31, 2004 was $21.1 million compared to $16.9 million in the same period last year, reflecting a $4.2 million or 25% improvement. The increase was primarily related to higher advertising revenue from Internet operations, increased CCG event revenues, higher revenue from Contract Publishing and incremental revenue from the BBIS business in the fourth quarter of 2004. There was also one additional issue of Baseline and CIO Insight published during the quarter and year ended December 31, 2004 compared to the same prior year periods.

Cost of production for the Enterprise Group for the fourth quarter ended December 31, 2004 was $3.5 million, reflecting an increase of $0.3 million or 9% compared to $3.2 million in the prior year period. The increase primarily related to higher manufacturing, paper and distribution costs as a result of publishing the one additional issue of Baseline and CIO Insight for the quarter ended December 31, 2004, increased costs associated with Contract Publishing sales volume and higher Internet costs due to more eSeminars. These increases were partially offset by savings achieved through the implementation of a number of new production and distribution initiatives and the impact of more favorable supplier contracts.

Selling, general and administrative expenses for the Enterprise Group were $12.3 million for the fourth quarter ended December 31, 2004, reflecting an increase of $1.4 million or 13% from $10.9 million in the same prior year period. The increase was primarily due to higher sales volumes for CCG events, Contract Publishing, BBIS and Internet advertising. These higher costs were partially offset by lower circulation and other overhead costs as a result of the Company’s continued cost management efforts.

Game Group

The Game Group is focused on the videogame market and is now principally comprised of three publications (Electronic Gaming Monthly®, Computer Gaming World™ and Official U.S. PlayStation Magazine) and 1UP.com, the online destination for gaming enthusiasts. The Game Group discontinued publishing GMR Magazine and reduced the frequency of Xbox Nation during the fourth quarter of 2004, and the results of these publications are included in the 2004 and 2003 results.

Ziff Davis Holdings Earnings Release

Revenue for the Game Group for the fourth quarter ended December 31, 2004 was $17.1 million, down $2.0 million or 10% compared to $19.1 million in the same period last year. The decrease was primarily due to softness in the videogame magazine advertising sector which resulted in significant advertising page declines for the total market, which was down 23% for the fourth quarter ended December 31, 2004 versus the same period last year. There was also one fewer issue for the Game Group published during the quarter ended December 31, 2004, compared to the same prior year period. The print advertising decrease was partially offset by increased advertising revenue for 1UP.com and slight increases in newsstand and subscription circulation revenues which were helped by several major videogame title releases during the fourth quarter of 2004.

Cost of production for the Game Group for the fourth quarters ended December 31, 2004 and 2003 was $7.8 million. The savings realized by producing one fewer issue in the fourth quarter of 2004 and the decrease in the total number of advertising pages were offset by additional costs incurred for retail partner fees and premiums (e.g., posters, CDs, etc.) used to stimulate newsstand and subscriber sales.

Selling, general and administrative expenses for the Game Group were $6.1 million for the fourth quarter ended December 31, 2004, reflecting an increase of $0.3 million or 5% from $5.8 million in the same prior year period. The increase was primarily due to higher overhead costs.

Cash Position and Payment of Senior Debt

As of December 31, 2004, the Company had $32.6 million of cash and cash equivalents, representing an increase of $800,000 versus the $31.8 million cash balance as of September 30, 2004. The increased cash balance primarily reflects the expected seasonal fourth quarter improvement in consolidated EBITDA versus the third quarter and continued improvement in the Company’s collection of accounts receivable, as Days Sales Outstanding (DSO) for advertising receivables at December 31, 2004 were 40 DSO compared to 44 DSO at September 30, 2004. These increases in cash were partially offset by the impact of two acquisitions completed during the fourth quarter of 2004 and $4.3

Ziff Davis Holdings Earnings Release

million of scheduled principal payments made in connection with the Company’s Senior Credit Facility.

Fourth Quarter Restructuring Charge

Due to current marketplace conditions in the consumer technology and videogame markets, the Company recorded a pre-tax restructuring charge of $5.5 million during the fourth quarter ended December 31, 2004. This charge primarily relates to discontinuing the publication of GMR magazine and the Business 4Site event, reducing the frequency of Xbox Nation and reducing certain other selling, general and administrative expenses. The charge amount represents the future cash expenses associated with employee severance and office consolidation. As a result of the fourth quarter 2004 charge, the Company’s total accrued restructuring charges at December 31, 2004 were $23.0 million, approximately $8.0 million of which will result in cash payments in 2005 and the remainder of which will be paid out over the next 14 years due to the long-term nature of related real estate leases.

Fourth Quarter Highlights and Milestones

Consumer Tech Group

•	PC Magazine

o	Ranked #1, increasing its ad page market share(2) to 65% versus 63% year ago

o	Published a special 23rd issue, “The Essential Guide to Your Digital Home”

o	Held the “Digital U” and “Business Tech Summit” events, a 6-city road tour for PC Magazine readers and tech enthusiasts

•	Sync Magazine

o	The December issue featured a first-of-its-kind CD-ROM containing trailers of holiday feature films, DVDs, TV shows, music and video

o	Developed a content partnership with Spike TV to showcase technology products from every issue on their Gamer Gadget Guide, a 30-minute television program

•	ExtremeTech Magazine

o	Launched ExtremeTech magazine, a newsstand-only publication, in October 2004

•	Internet Sites

o	Consumer Tech websites increased total traffic 22% versus year ago

o	Redesigned PCMag.com to drive additional e-commerce revenue; resulting in a 24% increase in unique visitors

•	DigitalLife

o	Over 30,000 consumers, retailers and members of the media attended the inaugural DigitalLife event at New York’s Jacobs Javits center in October

Ziff Davis Holdings Earnings Release

o	Created the annual DigitalLife Holiday Shopping Guides to coincide with key shopping periods

Enterprise Group

•	Increased ad page market share(2) to 22% versus 17% year ago

•	eWEEK

o	Increased ad page market share(2) to 24% versus 19% year ago

o	Launched the eWEEK solutions series — 11 different supplements organized around technology topics, professions and vertical industries

o	Won the Carnegie Mellon Cylab 2004 National Journalism award for editorial excellence and comprehensive Labs analysis

o	Held two eWEEK Security Summits featuring such renowned speakers as Richard Clarke, former White House Cybersecurity Advisor, and Darwin John, former CIO of the FBI

•	Baseline

o	Launched the premier issue of the Baseline 500, which honored the top 500 companies achieving optimum return on investment from their information technology

o	Introduced the Baseline Business Information Services Field Reports, which are detailed reports on specific technology topics such as Network Security

•	CIO Insight

o	Significantly increased ad page market share(2) to 44% versus 29% year ago

o	Voted one of the top 10 magazines of the year in 2004 for the second year in a row by the American Society of Business Publication Editors

•	Custom Conference Group

o	Increased the number of custom and branded events by 38% versus year ago

•	Internet Sites

o	Enterprise websites increased total traffic 77% versus year ago

o	More than doubled the number of eSeminars™ events versus year ago

o	e-commerce and business development revenue more than doubled versus year ago

o	PDFzone.com launched the Adobe Resource Center, sponsored by Adobe Systems

o	Launched the Company’s first virtual tradeshow

o	Acquired Connexus Media, adding several prominent b-to-b, vertical and tech specific websites, eNewsletters and list rental databases in the enterprise and consumer electronics market

o	Acquired DeviceForge, with several leading websites covering the developer and software for embedded devices markets

Game Group

•	Publications

o	Ranked #1, increasing its ad page market share(2) to 43% versus 42% year ago

o	Computer Gaming World won a Gold Ozzie Award for best redesign of a publication in the 250,000+ circulation category

Ziff Davis Holdings Earnings Release

•	Internet Site

o	1UP.com revenue more than doubled versus year ago and page views increased by 25%

o	1UP.com launched an interactive holiday buying guide for gamers

Other

•	Increased licensing, rights and permissions revenue 38% versus year ago

•	Increased list rental revenue 12% versus year ago

Business Outlook

Reflecting normal seasonality plus the impact of continued investment in funding the three growth initiatives, the Company anticipates that consolidated EBITDA for the first quarter of 2005 will be in the range of $4.0 million to $5.0 million compared to $3.0 million of consolidated EBITDA for the first quarter ended March 31, 2004. The Company estimates that the losses for its three new business initiatives (Sync magazine, 1UP.com and DigitalLife) will be in the range of $1.5 million to $2.0 million for the first quarter of 2005.

Investor Conference Call

The conference call is scheduled for 3:00 p.m. ET on March 4, 2005. Individuals wishing to participate can join the conference call by dialing 1-800-857-5735 for domestic calls and 1-210-839-8502 for international calls at 2:50 p.m. ET and giving the operator the following information: Company — Ziff Davis Media; Pass Code — Holdings.

For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. ET on March 4, 2005 to 5:00 p.m. ET on March 9, 2005. Persons interested in listening to the recorded call should dial 1-866-418-8387 for domestic calls and 1-203-369-0757 for international calls. Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on our website, www.ziffdavis.com, under the heading Investor Relations.

About Ziff Davis Holdings Inc.

Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company focusing on the technology, videogame and consumer lifestyle markets. The Company is an information services and marketing solutions provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 9 magazines including PC Magazine, Sync, ExtremeTech, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 41 countries and 20 languages. Ziff Davis leverages its content on the Internet with 16

Ziff Davis Holdings Earnings Release

highly-targeted technology and gaming sites including PCMag.com, eWEEK.com, ExtremeTech.com and 1UP.com. The Company also produces highly-targeted b-to-b events through its Custom Conference Group and large-scale consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release including anticipated future operating results, cash balances and cost savings constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in our Annual Report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	For the Three Months Ended
	12/31/04	12/31/03
Revenue, net	$65,014	$59,691
Operating expenses:
Cost of production	18,772	16,810
Selling, general and administrative expenses	30,010	25,585
Depreciation and amortization of property and equipment	1,240	2,118
Amortization of intangible assets	3,807	3,343
Restructuring charges, net	5,491	(4,737)

Total operating expenses	59,320	43,119

Income from operations	5,694	16,572

Gain on sale of assets, net	—	—
Interest expense, net (3)	(23,567)	(4,331)

Income (loss) before income taxes	(17,873)	12,241

Income tax provision (benefit)	—	(123)

Net Income (loss)	$(17,873)	$12,364

EBITDA (1)	$15,891	$17,296

	For the Year Ended
	12/31/04	12/31/03
Revenue, net	$204,477	$194,107
Operating expenses:
Cost of production	59,743	60,622
Selling, general and administrative expenses	110,939	98,973
Depreciation and amortization of property and equipment	6,202	10,793
Amortization of intangible assets	15,226	15,108
Restructuring charges, net	5,491	(6,238)

Total operating expenses	197,601	179,258

Income from operations	6,876	14,849

Gain on sale of assets, net	—	2,609
Interest expense, net (3)	(91,824)	(19,142)

Loss before income taxes	(84,948)	(1,684)

Income tax provision	225	225

Net loss	$(85,173)	$(1,909)

EBITDA (1)	$34,904	$34,512

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$32,592	$47,308
Accounts receivable, net	34,776	32,836
Other current assets, net	7,236	7,331

Total current assets	74,604	87,475

Property and equipment, net	15,004	15,206
Intangible assets, net	247,044	258,683
Other non-current assets, net	15,650	15,544

Total assets	$352,302	$376,908

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$20,280	$13,938
Accrued expenses and other current liabilities	25,791	31,706
Current portion of long-term debt	23,991	15,766
Unexpired subscriptions and deferred revenue, net	20,327	25,170

Total current liabilities	90,389	86,580

Long-term debt	284,866	293,265
Accrued interest — compounding notes	76,190	89,532
Accrued expenses — long-term	14,978	14,027
Redeemable preferred stock	814,549	739,602
Other non-current liabilities	19,854	17,253

Total liabilities	1,300,826	1,240,259

Stockholders’ deficit:
Common stock	17,329	17,343
Stock subscription loans	—	(14)
Additional paid-in capital	8,468	8,468
Accumulated deficit	(974,321)	(889,148)

Total stockholders’ deficit	(948,524)	(863,351)

Total liabilities and stockholders’ deficit	$352,302	$376,908

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended
	12/31/04	12/31/03
Cash flows from operating activities:
Net loss	$(85,173)	$(1,909)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,428	25,901
Provision for doubtful accounts	(769)	557
Non-cash rent expense (income)	(389)	(1,617)
Amortization of accrued interest on compounding notes, net	1,531	1,316
Amortization of debt issuance costs	2,236	2,158
Gain on sale of assets	—	(2,609)
Non-cash restructuring charges, net	5,491	(6,238)
Non-cash compensation	1,109	—
Accrued dividends on mandatorily redeemable preferred stock	74,947	—
Changes in operating assets and liabilities:
Accounts receivable	(1,171)	(2,797)
Inventories	(254)	13
Accounts payable and accrued expenses	(5,182)	(3,328)
Unexpired subscriptions and deferred revenue, net	(4,843)	(4,697)
Prepaid expenses and other, net	840	1,785

Net cash provided by operating activities	9,801	8,535

Cash flows from investing activities:
Acquisitions	(3,146)	—
Capital expenditures	(5,849)	(2,518)
Net proceeds from sale of assets	13	4,929

Net cash provided (used) by investing activities	(8,982)	2,411

Cash flows from financing activities:
Debt issuance costs	(488)	—
Repayment of borrowings under Senior Credit Facility	(15,047)	(4,928)

Net cash used by financing activities	(15,535)	(4,928)

Net increase (decrease) in cash and cash equivalents	(14,716)	6,018
Cash and cash equivalents at beginning of period	47,308	41,290

Cash and cash equivalents at end of period	$32,592	$47,308

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)
(unaudited)

	For the Three Months Ended
	12/31/04	12/31/03
EBITDA (1)	$15,891	$17,296
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	1,240	2,118
Amortization of intangible assets	3,807	3,343
Restructuring charges, net	5,491	(4,737)
Non-cash compensation	(341)	—

Income from operations	$5,694	$16,572

	For the Year Ended
	12/31/04	12/31/03
EBITDA (1)	$34,904	$34,512
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	6,202	10,793
Amortization of intangible assets	15,226	15,108
Restructuring charges, net	5,491	(6,238)
Non-cash compensation	1,109	—

Income from operations	$6,876	$14,849

Ziff Davis Holdings Inc.

Endnotes:

(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items not indicative of the performance of its underlying businesses. EBITDA is also presented because it is commonly used by certain investors and analysts to analyze a company’s ability to service debt. Furthermore, EBITDA (subject to certain adjustments) is a component of our Senior Credit Facility financial covenant calculations. However, our method of computation may not be comparable to similarly titled measures of other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for net income/(loss), operating income/(loss), cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitablility or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.

(2) Unless otherwise noted, all ad page market share data comes from IMS / The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only its direct competitors by business segment in its ad page market share calculations.

(3) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004. The results for 2003 do not similarly reflect the dividend accrual as interest expense; the accrual was instead reflected as part of Accumulated Deficit.

# # #